Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2022, with respect to Salient Global Real Estate Fund, Salient Select Income Fund, and Salient Tactical Growth Fund, incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 29, 2022